Exhibit 99.1

Synaptogenix and Cleveland Clinic to Submit Investigational New Drug (IND) Application to FDA for Clinical Trial of Bryostatin-1 in Multiple Sclerosis

Study will evaluate drug’s potential neuro-restorative mechanism(s) of action for improving synaptic health and cognitive function in MS patients

NEW YORK -- July 19, 2023 /PRNewswire/ -- Synaptogenix, Inc. (Nasdaq: SNPX) ("Synaptogenix" or the "Company"), an emerging biopharmaceutical company developing regenerative therapeutics for neurodegenerative disorders, today announced that it entered into an agreement with Cleveland Clinic to conduct a phase 1 trial of Bryostatin-1 in multiple sclerosis (MS). Cleveland Clinic will manage the clinical trial’s implementation, including an Investigational New Drug (IND) submission to the US Food and Drug Administration and patient enrollment.

“We look forward to working together to explore the safety and potential activity of Bryostatin-1 on cognitive impairment in multiple sclerosis,” said Robert Fox, MD, Vice-Chair for Research, Neurological Institute, Cleveland Clinic, and Principal Investigator for the Bryostatin-1 trial. “Cognitive impairment is a major unmet need in the treatment of people living with MS and we look forward to exploring the potential impact of this investigational drug.”

Dr. Alan Tuchman, Chief Executive Officer of Synaptogenix, added, “We are moving forward with our clinical development plans for Bryostatin-1 in MS in collaboration with Cleveland Clinic. The planned clinical trial will be held at Cleveland Clinic Neurological Institute’s Mellen Center for Multiple Sclerosis, one of the largest and most comprehensive programs for MS care and research worldwide. We do not believe that the elimination of synapses caused by MS has been addressed by any marketed drugs or drug strategies to date, and we believe this gap in MS treatment options presents a significant opportunity.”

Dr. Tuchman continued, “With approximately $35.8 million in cash as of March 31, 2023, and a relatively low cash burn rate, Synaptogenix is well-funded with ample resources to continue its development of Byostatin-1 for MS in collaboration with Cleveland Clinic, including initiation of the upcoming trial anticipated to commence in the fourth quarter of 2023.  As we move forward with this study, we will continue to pursue other potential business endeavors including the identification of other assets for clinical development.”

Dr. Daniel Alkon, President and Chief Scientific Officer of Synaptogenix, stated, “Cleveland Clinic, a leading provider of advanced Magnetic Resonance Imaging (MRI) technology for brain imaging, is collaborating with us to identify a biomarker that will evaluate Bryostatin-1’s impact on the brain. Given the drug’s putative restorative mechanisms of action, its potential unique ability to drive synaptic formation (regeneration), its anti-inflammatory activity, and its potential for remyelination (replacement of lost insulating sheath surrounding nerve cells), Bryostatin-1 may improve cognitive function in MS, and address other primary components of the disease.”

Bryostatin-1 is a small molecule that works by activating protein kinase C, an enzyme required for maintaining synapse health, and involved in learning and memory. The therapy may also influence the immune system toward anti-inflammatory efficacy. Preclinical studies have already demonstrated Bryostatin’s potential to address cognitive impairment in other neurodegenerative disorders such as Alzheimer’s disease, traumatic brain injury, and Fragile X syndrome. MS may represent a new indication to ameliorate cognitive impairment.

About Synaptogenix

Synaptogenix is a clinical-stage biopharmaceutical company that has historically worked to develop novel therapies for neurodegenerative diseases. Synaptogenix has conducted clinical and preclinical studies of its lead therapeutic candidate, Bryostatin-1, in Alzheimer's disease. Preclinical studies have also demonstrated bryostatin's regenerative mechanisms of action for the rare disease Fragile X syndrome, and for other neurodegenerative disorders such as multiple sclerosis, stroke, and traumatic brain injury. The U.S. Food and Drug Administration has granted Orphan Drug Designation to Synaptogenix for Bryostatin-1 as a treatment for Fragile X syndrome. Bryostatin-1 has already undergone testing in more than 1,500 people in cancer studies, thus creating a large safety data base that will further inform clinical trial designs. Additional information about Synaptogenix, Inc. may be found on its website: www.synaptogen.com

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. These forward-looking statements include statements regarding the anticipated Phase 1 trial of Bryostatin-1 in multiple sclerosis . Such forward-looking statements are subject to risks and uncertainties and other influences, many of which the Company has no control over. There can be no assurance that the clinical program for Bryostatin-1 will be successful in demonstrating safety and/or efficacy, that the Company will not encounter problems or delays in clinical development, or that Bryostatin-1 will ever receive regulatory approval or be successfully commercialized. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Additional factors that may influence or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing, the significant length of time associated with drug development and related insufficient cash flows and resulting illiquidity, the Company's patent portfolio, the Company's inability to expand its business, significant government regulation of pharmaceuticals and the healthcare industry, lack of product diversification, availability of the Company's raw materials, existing or increased competition, stock volatility and illiquidity, and the Company's failure to implement its business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to update these forward-looking statements.

Contact

800-811-5591

ir@synaptogen.com